EXHIBIT 12.1

                      STATEMENT REGARDING COMPUTATION OF
          RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS


                                                                YEAR ENDED DECEMBER 31,
                                              ----------------------------------------------------------------------
                                                                                                          PRO FORMA
                                                 1991      1992          1993       1994       1995          1995
                                              ---------  ---------   ---------   --------   ----------   -----------
                                                                                                         (UNAUDITED)

Fixed Charges
Interest on debt and amortization of debt
  discount and deferred financing costs .   $   8,895    $  12,997    $  12,852   $  25,418    $  39,253     $  90,010
Preferred Dividends .....................        --           --           --          --           --          21,500

Total ...................................       8,895       12,997       12,852      25,418       39,253       111,510
                                            ========= ============ ============ =========== ============   ===========
Earnings
Net income (loss) before taxes and
  extraordinary items ...................      (6,240)      (5,840)         922      (3,387)      10,188       (30,596)
Add back--
  Fixed charges .........................       8,895       12,997       12,852      25,418       39,253        90,010
                                            --------- ------------ ------------ ----------- ------------    -----------
Total ...................................       2,655        7,157       13,774      22,031       49,441        59,414
                                            --------- ------------ ------------ ----------- ------------    -----------
Ratio of Earnings to Fixed Charges ......        --           --           1.1x        --           1.3x            --
Ratio of Earnings to Fixed Charges and
   Preferred Dividends ..................        --           --           --          --           --              --

                                                SIX MONTHS ENDED JUNE 30,
                                                -------------------------
                                                                    PRO FORMA
                                             1995      1996            1996
                                           --------- ---------     -----------
                                                   (UNAUDITED)
Fixed Charges
Interest on debt and amortization of debt
  discount and deferred financing costs .   $  19,655   $  27,646    $  44,530

Preferred Dividends .....................        --          --         10,750
                                                      -----------  -----------
Total ...................................      19,655      27,646       55,280
                                           ========== ===========  ===========
Earnings
Net income (loss) before taxes and
  extraordinary items ...................         969     (1,890)      (11,631)

Add back--
  Fixed charges .........................      19,655     27,646        44,530
                                           ---------- -----------  -----------
Total ...................................      20,624     25,756        32,899
                                           ---------- -----------  -----------
Ratio of Earnings to Fixed Charges ......        1.0x         --            --
Ratio of Earnings to Fixed Charges and
   Preferred Dividends ..................          --         --            --